U.S. Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
of earliest event reported)
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 8, 2011

Commission File No. 333-123465

Universal Bioenergy, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	20-1770378
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

19800 Mac Arthur Blvd.,  Ste. 300
Irvine, CA 92612
 (Address of principal executive offices)

  (888) 263-2009
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", "us", "our", "our company" “Universal” refer to Universal Bioenergy, Inc., a Nevada corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this Current Report on Form 8-K contains some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, and the effect of economic conditions include forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-K, Form 10-Q, Form 8-K, or their successors.

Section 8 - Other Events

Item 8.01 Other Events

Universal Signs Letter of Intent with Pacific Rim Native American Investments Corporation
On May 9, 2011, we executed a Letter of Intent for a joint venture with Pacific Rim Native American Investments Corporation, (“Pacific Rim”), a Native American corporation, of Rancho Cucamonga, California. Under the terms of the transaction, Universal Bioenergy will act as “Manager” and “Developer” for Pacific Rim for a period of 5 years to develop and manage the oil and natural gas potential on properties and assets, owned, managed or controlled by Pacific Rim on behalf of the sovereign Indian Nations, Tribes,  and their respective Lands and Territories. According to Pacific Rim, they presently represent over 30 federally recognized sovereign Indian Nations and Tribes who own or control millions of acres of lands in the States of California, Oregon, Nevada, Arizona, Montana and Oklahoma. Pacific Rim is currently in discussions and negotiations with more Nations and Tribes to bring them under contract, and the total number they  represent could potentially reach as many as 250 Indian Nations and Tribes. The 5 year agreement would be subject to possible extensions and renewals.

Under the terms of the proposed agreement,  Universal  will conduct exploration, drilling and develop the “Lands” to produce and market  all petroleum and natural gas (methane), and related hydrocarbons produced in association with the oil and gas  obtained from the “Lands” of  Pacific Rim and from all geological formations under the “Lands” and Leases, and/or from any new and/or existing gas wells. Universal will also be granted the right to develop other alternative energy projects including solar,  biofuels, wind,  wave,  tidal, green technology products, and waste to energy projects.

Universal  will be responsible for the marketing and distribution of all of the gas and oil from “the Lands” for all new and existing capped oil and gas wells. It will also have the right to  evaluate any existing oil and gas agreements Pacific Rim has with other oil & gas companies  to determine Pacific Rim’s rights of participation, ownership and marketing rights  it has  to sell its own oil and gas from the wells and to potentially acquire the rights to market and sell the oil and gas from those wells on behalf of  Pacific Rim.

The total  project may also generate up to an estimated 300 to 500 new jobs and provide more  employment for Universal and for the Indian Nations.   Based solely on our initial due diligence, we believe that if the transaction is completed,  the potential revenues from this venture could potentially be in the range of $500 million to over $1 billion over the five year term of the agreement. This could result in an estimated  $100 million to $200 million in annual revenues for the project.  Assuming a pretax net profit of 20% of revenues, the estimated  net profit to be generated from the agreement would be in the range of  $20 million to $40 million annually.  Based  on industry standards of valuation utilizing current average P/E ratios, as noted by Standard & Poor’s, at a multiple of 15 - 17 times earnings, a valuation of $300 million to $600 million dollars is a practical estimate of the additional market value of this transaction alone to Universal Bioenergy. According to Pacific Rim, the revenues and profits to be generated from this venture on Indian lands would not be subject to Federal and State sales and excise taxes, which would result in higher net earnings  for Universal and Pacific Rim.

The final  terms and conditions of the joint venture are being negotiated and will be determined in the definitive agreement. No assurances can be provided that a definitive agreement will be executed. Execution of a definitive agreement is subject to, among other things, confirming due diligence by Universal, standard regulatory approvals and other conditions and approval by either or both companies management and  Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(d) None

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Bioenergy, Inc .
Date: June 8, 2010	By:	/s/ Vince M. Guest
Vince M. Guest Chief Executive Officer